UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PolyMedica Corporation

(Name of Registrant as Specified In Its Charter)

Medco Health Solutions, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Medco Health Solutions, Inc. 100 Parsons Pond Drive Franklin Lakes, NJ 07417 www.medco.com

< Date >

Dear < Client>:

On August 28, 2007, Medco announced an agreement to acquire PolyMedica Corporation – one of the nation’s leading providers of diabetes care.

With spending increasing by 14.5 percent annually, diabetes treatments by 2009 are expected to overtake cholesterol medicines as the fastest-growing therapeutic category.

You may not be aware that in Medco’s book of business covering approximately 60 million members, more than 5 percent have diabetes and they account for well over 15 percent of drug spend. This is of particular urgency for our clients, as patients under treatment for diabetes typically purchase non-diabetes-related medicines, vitamins and ancillary supplies in addition to their glucose-monitoring supplies.

As you know, Medco has been focused on creating customer solutions for this growing client concern through the implementation of our Therapeutic Resource Center® (TRC) concept.

This acquisition, which creates America’s premier provider of care for patients with diabetes, will allow Medco to offer additional cost-management and clinical-care opportunities that will significantly benefit you and your members alike.

PolyMedica has built a national reputation based on their focused clinical superiority and administrative excellence specific to diabetes care – particularly in the Medicare-eligible market. Linked to our TRCs, this furthers our ability to deliver a comprehensive suite of advanced, specialized pharmacy services – treating patients at the disease level.

Together, we will serve more than 3.8 million patients who are under active care for diabetes – the largest specialized diabetes practice of its kind in America.

Combining Medco’s Therapeutic Resource Center for diabetes and PolyMedica’s diabetic supply and care model will enable us to provide a more complete diabetes treatment solution, helping to drive greater compliance, encouraging movement to the most cost-efficient delivery channel and easing the administrative burdens associated with diabetes patients who have medicines and supplies covered under Part B and Part D Medicare programs.

We’ve been collaborating with PolyMedica since last fall. Medco has been providing fulfillment services for PolyMedica’s pharmacy business and today we fill more than 50,000 prescriptions per week for PolyMedica patients. Likewise, PolyMedica has been providing Medicare Part B administration services and supplies to certain Medco clients.

As we worked closely together over the past year, it became apparent that we could leverage each other’s strengths, and today’s announcement is a natural extension of our relationship.

You might also know PolyMedica through its largest business unit, Liberty Healthcare, which has built a strong consumer health care brand – one that you might associate with television commercials featuring actor Wilford Brimley, a diabetes patient under treatment by Liberty Medical.

Our acquisition of PolyMedica is similar to our strategic acquisition of Accredo – uniting us with a world-class company in a rapidly growing area of pharmacy care to deliver greater value to our clients and members.

This transaction has been approved by Medco and PolyMedica’s boards and is subject to customary review and a vote of PolyMedica’s shareholders; it is expected to close later this year.

We take great pride in our continued efforts to innovate on the behalf of our clients and members and further extend our advanced pharmacy practice model. PolyMedica shares our commitment to excellence. This acquisition will enable us to better manage your pharmacy benefit program and serve your members’ prescription health care needs.

We will have more news to share as our transaction progresses. In the meantime, I invite you to call me – or your Medco Account Executive – should you have any questions, comments or concerns on this or any other matter.

Sincerely,

*            *            *

Additional Information and Where to Find It

This letter may be deemed to be solicitation material in respect of the proposed acquisition of PolyMedica by Medco. In connection with the proposed acquisition, Medco and PolyMedica intend to file relevant materials with the SEC, including PolyMedica’s proxy statement on Schedule 14A. SHAREHOLDERS OF POLYMEDICA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING POLYMEDICA’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and PolyMedica shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from PolyMedica. Such documents are not currently available. Medco and its directors and executive officers, and PolyMedica and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of PolyMedica common stock in respect of the proposed transaction. Information about the directors and executive officers of Medco is set forth in its proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 16, 2007. Information about the directors and executive officers of PolyMedica is set forth in its proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 27, 2007.

Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.